EXHIBIT 4.1

An Amendment Agreement is made on May 9, 2007

Among

(1) SIHITECH COMPANY LIMITED, a company with limited liability established and existing pursuant to the laws of the British Virgin Islands (BVI) whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(2) MEGA CAPITAL GROUP SERVICES LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(3) PROFIT LOYAL CONSULTANTS LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(4) ELITE CONCORD INTERNATION LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(5) CHINA CENTURY HOLDINGS GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(6) SHINING GROUTH INVESTMENT GROUP LIMITED, a company with limited liability established and existing pursuant to the laws of the BVI whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands;

(7) YUCHENG TECHNOLOGIES LIMITED, a wholly owned subsidiary of CUAQ and a company incorporated under the laws of the BVI whose registered office is at Room 1708, Dominion Centre 43-59 Queen's Road East, Wanchai, Hong Kong S.A.R. and successor to CHINA UNISTONE ACQUISITION CORP., a corporation formerly organized under the laws of the State of Delaware;

(8) CHIH CHEUNG;

(9) JAMES LI; and

(10) JAMES PREISSLER;

Whereas

The Parties have signed an agreement for sale and purchase of shares of Ahead Billion Venture Limited and Port Wing Development Company Limited as of December 20, 2005, as amended (the SPA).

It is agreed as follows:

1. The Parties agree that Section 2.2 (c) (ii) (b) shall be deleted and replaced by the following:

“773,045 ordinary shares of CUAQ Sub, no par per share, to the Sihitech Holdingscos, at Closing. If the net profit as shown in the pro forma table in the notes to the audited consolidated financial statements of CUAQ Sub and its subsidiaries for the year ended December 31, 2006, plus all the Public Company Compliance Expenses, is lower than US$6,073,941, the Sihitech Holdingcos shall, on a joint and several basis, promptly return the certificates representing 773,045 shares of CUAQ Sub Stock for no additional consideration”; and

2. The Parties agree that except as amended hereby, the provisions of the SPA, as previously amended, are confirmed and shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

For and on behalf of		For and on behalf of
Sihitech Company Limited		Elite Concord International Limited

By:	/s/ HONG Weidong	By:	/s/ ZENG Shuo
	Name: HONG Weidong		Name: ZENG Shuo
	Title: Authorized Representative		Title: Authorized Representative

For and on behalf of		For and on behalf of
Mega Capital Group Services Limited		China Century Holdings Group Limited

By:	/s/ WANG Yanmei	By:	/s/ ZHONG Mingchang
	Name: WANG Yanmei		Name: ZHONG Mingchang
	Title: Authorized Representative		Title: Authorized Representative

For and on behalf of		For and on behalf of
Profit Loyal Consultants Limited		Shinning Growth Investment Group Limited

By:	/s/ MA Gehua	By:	/s/ WANG Yi
	Name: MA Gehua		Name: WANG Yi
	Title: Authorized Representative		Title: Authorized Representative

	/s/ Chih Cheung	For and on behalf of
	Chih Cheung	Yucheng Technologies Limited

	/s/ James Preissler	By:	/s/ Chih Cheung
	James Preissler		Name: Chih Cheung
Title: Director

/s/ James Li
James Li